Exhibit 6.5

Acknowledgement and Consent to

Assignment Agreement

This Acknowledgement and Consent to Assignment Agreement, dated as of January 16, 2018 (this "Assignment Agreement" or “Agreement”), is made by and between Renewable Energy Capital, LLC a Florida limited liability company (the "Seller") and Crescent City Harbor District, ("Buyer") a California Special District.

The Solar Energy Power Purchase and License Agreement, (SPPA) is assigned by the Seller to ADE Crescent City LLC, a Delaware Limited Liability Company (the "Assignee" or “ADE-Crescent”), wholly owned by American Diversified Energy LLC, (ADE) a Delaware Limited Liability Company located at 711 West l7 th Street #D-5, Costa Mesa, CA 92627. The SPPA includes a Site License which covers the entire Site (the "Site") the Site License covers anywhere a solar PV (the "PV System") can be installed, operated and maintained.

1.           Acknowledgement and Consent of Assignment.

(a)	Buyer acknowledges and consents to the assignment by Seller to ADE-Crescent, of Seller's right, title and interest in, to and under the SPPA.

(b)	Upon execution of this Agreement by Buyer, Seller assigns the SPPA to ADE-Crescent.

(c)	Assignee shall be entitled to exercise any and rights with respect to the Seller's interests in the Site and the System, including those rights provided in the SPPA.

(d)	Buyer agrees that it will notify Assignee of any breach by Seller of any of the terms of the SPPA, and deliver to Seller all relevant documents, notices, and reports.

(e)	Buyer covenants and agrees that, without the prior written consent of Assignee, Buyer will not amend, modify, or terminate the SPPA or this Acknowledgement.

(f)	Buyer hereby represents and warrants that the representations and warranties set forth in the SPPA are true and correct as of the date hereof and that all references to the SPPA shall be deemed to include the Site License and this Agreement.

(g)	Paragraph 2.4 of the SPPA and the SPPA, itself, shall be amended such that wherever the words “License Fee” appears in this Paragraph or anywhere in the SPPA, it will now read “License Permit Fee.”

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2.             Confirmation. Buyer confirms the following matters for the benefit of the Assignee:

a.	To Buyer's knowledge, there exists no event or condition which constitutes a default, or that would, with the giving of notice or lapse of time, constitute a default by Buyer under the SPPA and any other Agreement.
b.	To Buyer's knowledge, there exists no event or condition which constitutes a default, or that would, with the giving of notice or lapse of time, constitute a default by Seller under the SPPA and any other Agreement.
c.	As of the Effective Date of this Agreement, Buyer warrants that Buyer owns the Site, and acknowledges that the System is personal property of the Assignee.
d.	Buyer agrees that each of its remedies are subject to Assignee's cure rights. Buyer agrees that the SPPA, together with each of the Exhibits and this Agreement, represents the entire agreement between the parties with respect to the subject matter thereof and supersede all prior and contemporaneous oral and prior written agreements.
e.	ADE-Crescent may assign, in whole or in part, its rights and interests to this Acknowledgement and the SPPA to in the event such assignment is require for purposes of financing.
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3. Beneficiary. Buyer agrees that Assignee is a direct beneficiary to this Acknowledgement and the Agreements with full right to enforce the provisions hereof and thereof.

BUYER	SELLER

CRESCENT CITY	RENEWABLE ENERGY CAPITAL, INC.
HARBOR DISTRICT

By: /s/ Patrick A. Bailey	/s/ Alex Lemus
Name: Patrick A. Bailey	Name: Alex Lemus
Title: President, Board of Harbor	Title: Managing Member
Commissioners

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The attached Acknowledgement and Consent to Assignment Agreement dated February 12, 2018 between Renewable Energy Capital, LLC and the Crescent City Harbor District has been approved as to form by:

/s/ Robert Black

Robert Black

General Counsel, Crescent City Harbor District

Approved and Accepted by

ADE CRESCENT CITY LLC

/s/ Neil Zoller

Neil Zoller, President

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